EXHIBIT 16.1

April 6, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated April 6, 2001, of American Banknote Corporation and are in agreement with the statements contained in the first, second, third and fourth paragraphs and the second sentence of the fifth paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours, /s/ Ernst & Young LLP Ernst & Young LLP